EXHIBIT 10.10
2015 OMNIBUS AGREEMENT
This 2015 Omnibus Agreement (this "Agreement"), dated as of January __, 2015 (the "Effective Date"), is entered into between Chembio Diagnostic Systems, Inc., a Delaware corporation having its principal place of business at 3661 Horseblock Road, Medford, New York 11763, ("Chembio"), and StatSure Diagnostic Systems, Inc., a Delaware corporation having its principal place of business at 1333 East 9th Street, Brooklyn, New York ("SDS"), each of which is hereinafter referred to individually as a "Party" and collectively the "Parties."
RECITALS
A.            Alere Inc. ("Alere", formerly Inverness Medical Innovations, Inc.), Chembio, and SDS entered into the HIV Barrel License, Marketing and Distribution Agreement, dated as of September 29, 2006, as amended (the "Three-Way Agreement"), which Three-Way Agreement will expire by its terms on May 31, 2016;
B.            Chembio and SDS entered into the Joint HIV Barrel Product Commercialization Agreement, dated as of September 29, 2006, as amended (the "Two-Way Agreement");
C.            SDS filed a complaint against Chembio in the United States District Court for the Eastern District of New York on December 2, 2014 (Civil Action No. 14-cv-7019, hereinafter referred to as the "Complaint"), but has not yet served the summons and Complaint;
D.            In order to resolve all disputes that have been, or could have been, raised arising out of or relating to the business relationships between the Parties, including without limitation all matters that were or could have been asserted in the Complaint, and all matters that were or could have been asserted under the Two-Way Agreement and the Three-Way Agreement, the Parties desire to agree on the matters set forth in this Agreement; and
E.            All capitalized terms used in this Agreement but not otherwise defined herein are given the meanings set forth in the Three-Way Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
1.     Grant of License. SDS, subject to the terms and limitations of the Three-Way Agreement, hereby grants to Chembio, and Chembio hereby accepts from SDS, without acknowledging or agreeing to its necessity with respect to the HIV Barrel Product, a perpetual, non-exclusive, transferable, sub-licensable license (the "License") to the SDS Patents, as that term is defined in the Three-Way Agreement. Within three business days after the Execution Date of this Agreement, Chembio shall pay to SDS the sum of $400,000 as consideration for grant of the License as set forth in this Section 1.

2.    Modification of Three-Way Agreement.  For sales of the SURE CHECK® product made by Chembio outside of the United States from July 1, 2014 through the close of business on May 31, 2016, Chembio shall pay to SDS an amount (the "Foreign Payment") equal to 30% of Chembio's Net Sales (as defined in the Three-Way Agreement), reduced by Costs (as defined in the Three-Way Agreement), as well as net of any third party payments for commissions from any sales. For sales of the SURE CHECK® product made by SDS outside of the United States through the close of business on May 31, 2016, SDS shall pay Chembio an amount calculated in the same manner as the Foreign Payment.  The Parties agree that with respect to sales of the HIV Barrel Product outside the United States, this Foreign Payment is the sole and total compensation to be received by SDS in the first instance and by Chembio in the latter instance, and the amount of the Foreign Payment replaces and supersedes any compensation to be received by SDS from Chembio or by Chembio from SDS, as the case may be, pursuant to the Three-Way Agreement for sales of this nature. Chembio shall not refuse to provide SDS with SURE CHECK product as long as the total return for SDS and Chembio for such product is at least 115% of costs. The provisions of this paragraph supersede any conflicting provisions or additional requirements for payments related to the Three-Way Agreement as between Chembio and SDS.  This Agreement shall not affect the payments due each of Chembio or SDS from Alere under the Three-Way Agreement, nor shall it affect Alere's rights with respect to Chembio or SDS under the Three-Way Agreement, and the parties understand their respective rights hereunder are subject to Alere's rights.

3.    Foreign Payment Records.

(a)  Chembio shall keep complete and accurate records of the latest two years of sales of HIV Barrel Products sold outside the United States.  For the sole purpose of verifying Foreign Payments made to SDS under Section 2, SDS shall have the right once per calendar year to retain an independent certified public accountant, without any other relationship to SDS, its officers, directors or 10% stockholders, selected by SDS and reasonably acceptable to Chembio, to conduct an audit of records of sales by Chembio of the HIV Barrel Products outside of the United States, in the location(s) where such records are maintained, upon twenty days prior written notice and during regular business hours, with all information disclosed being deemed Confidential Information hereunder.  The scope of the audit is limited to only those documents relating to gross sales by Chembio of the HIV Barrel Product, which documents are necessary to determine Foreign Payments owed by Chembio to SDS.  The cost of the audit shall be paid by the Party requesting the audit, unless the auditor determines that a discrepancy of greater than 10% exists between Foreign Payments owed based on audit results and Foreign Payments actually paid, in which case Chembio shall pay the costs of the audit.  The audit shall be completed within thirty business days, subject to extension by the auditor if the auditor reasonably determines in good faith that data or information it requires is not available and identifies the data or information required. Results of the audit shall be made available to Chembio and SDS. The auditor shall recalculate the Foreign Payments owed to SDS based on audit results and if the auditor determines that Chembio has made an overpayment to SDS, SDS shall promptly reimburse Chembio for the overpayment. If the auditor determines that Chembio has made an underpayment to SDS, Chembio shall promptly pay SDS for the shortfall.

(b)  SDS shall keep complete and accurate records of the latest two years of sales of HIV Barrel Products sold outside the United States.  For the sole purpose of verifying Foreign Payments made to CHEMBIO under Section 2, CHEMBIO shall have the right once per calendar year to retain an independent certified public accountant, without any other relationship to CHEMBIO, its officers, directors or 10% stockholders selected by CHEMBIO and reasonably acceptable to SDS, to conduct an audit of records of sales by SDS of the HIV Barrel Products outside of the United States, in the location(s) where such records are maintained, upon twenty days prior written notice and during regular business hours, with all information disclosed being deemed Confidential Information hereunder.  The scope of the audit is limited to only those documents relating to gross sales by SDS of the HIV Barrel Product, which documents are necessary to determine Foreign Payments owed by SDS to CHEMBIO.  The cost of the audit shall be paid by the Party requesting the audit, unless the auditor determines that a discrepancy of greater than 10% exists between Foreign Payments owed based on audit results and Foreign Payments actually paid, in which case SDS shall pay the costs of the audit.  The audit shall be completed within thirty business days, subject to extension by the auditor if the auditor reasonably determines in good faith that data or information it requires is not available and identifies the data or information required.  Results of the audit shall be made available to SDS and CHEMBIO.  The auditor shall recalculate the Foreign Payments owed to CHEMBIO based on audit results and if the auditor determines that SDS has made an overpayment to CHEMBIO, CHEMBIO shall promptly reimburse SDS for the overpayment.  If the auditor determines that SDS has made an underpayment to CHEMBIO, SDS shall promptly pay CHEMBIO for the shortfall.

4.    Continuing Validity of Three-Way Agreement.  Except as modified in Section 2 with respect to the relationship between SDS and Chembio, the terms of the Three-Way Agreement remain in effect for Chembio and SDS, with respect to one another and with respect to Alere.  Continuing with respect to sales by Alere through May 31, 2016, this Agreement will not affect SDS' rights to receive payments from Alere under the Three-Way Agreement for sales of the SURE CHECK® product in the United States by Alere.

5.    Settlement of Outstanding Amounts and Exchange of Data.  The parties acknowledge that Chembio is in possession of certain 1-up and 4-up barrel assemblers.  SDS hereby assigns to Chembio all its right, title, and interest to the 1-up and 4-up barrel assemblers, free of any encumbrances, liens, or other claims which SDS incurred or of which SDS has knowledge.  Chembio shall provide to SDS, all data related to the Over-The-Counter work done with respect to barrel products and will release any monetary claims against SDS for such work as part of the general releases provided herein.

6.    Termination of Two-Way Agreement. As of the Effective Date of this Agreement, the Two-Way Agreement is terminated, with no surviving obligations of either Party except as specifically set forth in this Agreement.

7.    Dismissal of the Complaint.  Within three business days after the $400,000 payment due hereunder is received, SDS shall cause the Complaint to be dismissed with prejudice.  Attached hereto as Exhibit A is a form of Stipulation Of Dismissal With Prejudice (the "Dismissal") relating to dismissal of the Complaint with prejudice.  Within two business after the Execution Date, SDS will execute and file the Dismissal with the Court in which the Complaint was filed.  The Dismissal will provide that it will become effective on a designated date that is five business days after the Execution Date unless SDS makes a filing (the "Objection") with the Court stating that Chembio has not made the $400,000 payment required under Section 1 of this Agreement, in which case the Dismissal will be null and void ab initio.

8.    Release of Chembio by SDS. Except for those claims specifically arising from this Agreement and those claims specifically arising pursuant to the Three-Way Agreement subsequent to the Execution Date of this Agreement, SDS, on behalf of its predecessors, successors, assigns, subsidiaries, parent, sister or affiliated companies and any of its past and present officers, directors, employees, shareholders, owners, attorneys, agents, or representatives, if any, releases Chembio, including any and all of its predecessors, successors, assigns, subsidiaries, parent, sister or affiliated companies and any of its past and present officers, directors, employees, shareholders, owners, attorneys, agents, or representatives, from any and all claims or demands of any nature or kind, known or unknown, in law or in equity, which arose from the beginning of time to the date of the execution of this Agreement. This release extends without limitation to all matters relating to or arising out of the business relationship between the Parties, including all matters that were or could have been asserted in the Complaint, and all matters that were or could have been asserted under the Two-Way Agreement or the Three-Way Agreement.

9.    Release of SDS by Chembio. Except for those claims specifically arising from this Agreement and those claims specifically arising pursuant to the Three-Way Agreement subsequent to the Execution Date of this Agreement, Chembio, on behalf of its predecessors, successors, assigns, subsidiaries, parent, sister or affiliated companies and any of its past and present officers, directors, employees, shareholders, owners, attorneys, agents, or representatives, if any, releases SDS, including any and all of its predecessors, successors, assigns, subsidiaries, parent, sister or affiliated companies and any of its past and present officers, directors, employees, shareholders, owners, attorneys, agents, or representatives, from any and all claims or demands of any nature or kind, known or unknown, in law or in equity, which arose from the beginning of time to the date of the execution of this Agreement. This release extends without limitation to all matters relating to or arising out of the business relationship between the Parties, including all matters that were or could have been asserted under the Two-Way Agreement or the Three-Way Agreement.

10.    Limitation on Releases.  This Agreement is intended to be construed in the broadest possible manner to effectuate the intent of the Parties that all disputes between the Parties are forever resolved, subject only to the following exceptions which are to be narrowly construed:

(a)	Claims based on events, acts or omissions taking place after the Execution Date of this Agreement; and

(b)	Actions to enforce the terms of, or otherwise arising under, this Agreement.

11.    No Admission of Liability.  Neither Party may construe or use this Agreement as an admission of liability on the part of any person or entity released, liability being expressly denied.

12.    Representations and Warranties.

(a)
Corporate Power and Authority. Each Party represents to the other Party that it has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof. Each Party represents to the other that this Agreement constitutes a valid and binding agreement, enforceable against it in accordance with its terms.

(b)
No Default or Violation. Each Party represents and warrants to the other Party that the execution, delivery and performance of this Agreement does not (i) violate or require any registration, qualification, consent, approval, or filing under (1) any law, statute, ordinance, rule or regulation applicable to it, or (2) any judgment, injunction, order, writ or decree of any court, arbitrator, or governmental entity by which such Party or any of its assets or properties may be bound; or (ii) conflict with, require any consent, approval, or filing under, result in the breach or termination of any provision of, constitute a default under, result in the acceleration of the performance of any obligations under, result in the vesting or enhancement of any other Person's rights under, or result in the creation of any lien upon any of such Party's properties, assets, or businesses pursuant to (x) its organizing documents or By-Laws or (y) any material indenture, mortgage, deed of trust, license, permit, approval, consent, franchise, lease, contract, or other instrument or agreement to which such Party is a party or by which such Party or any of such Party's properties or assets is bound.

(c)
Licensed Intellectual Property.  SDS represents and warrants to Chembio that (a) SDS has the full right, title and authority to grant to Chembio the License granted hereunder; and (b) to the best of SDS's knowledge and except as otherwise disclosed to Chembio, all such licensed rights existing as of the Effective Date are valid and enforceable.

(d)
Non-assignment of Claims. Each Party warrants and represents that he or it has not transferred or assigned to any other person, firm, corporation or other legal entity any claims, rights or causes of action against any person or entity released by this Agreement.

13.    Confidentiality.

(a)
Limited Disclosure and Use. Each of Chembio and SDS shall hold in confidence any Confidential Information disclosed by the other Party or otherwise obtained by such Party from the other Party as a result of this Agreement, including, without limitation, information obtained via an audit performed pursuant to Section 3, but excluding the licensed intellectual property rights. Each of SDS and Chembio shall protect the confidentiality thereof with the same degree of care that it exercises with respect to its own information of a like nature, but in no event less than reasonable care. Without the prior written consent of the disclosing Party, a receiving Party shall not use, disclose, or distribute any Confidential Information, in whole or in part, except as required to perform such Party's obligations or exercise such Party's rights hereunder. Access to the disclosing Party's Confidential Information shall be restricted to the receiving Party's employees, agents, contractors, and licensees, who, in each case, need to have access to carry out a permitted use and are bound in writing to maintain the confidentiality of such Confidential Information.

(b)
Exceptions. The obligations set forth in Section 13(a) shall not apply to any portion of the Confidential Information that the receiving Party can demonstrate by legally sufficient evidence: (i) now or hereafter, through no act or failure to act on the part of the receiving Party, is or becomes generally available; (ii) is known to the receiving Party at the time of receiving such Confidential Information and not subject to an obligation of confidentiality to a Third Party; (iii) is hereafter furnished to the receiving Party by a Third Party as a matter of right (and without violating any agreement with the disclosing Party) without restriction on use or disclosure; or (iv) is independently developed by the receiving Party without use of any Confidential Information received from the other Party. In addition, each receiving Party may disclose Confidential Information to the extent such disclosure is reasonably necessary to prosecute or defend litigation, to comply with applicable law or regulation or the rules of any securities exchange or other trading market on which such Party's securities are listed, to protect intellectual property rights, to obtain necessary or desirable regulatory approvals, to respond to a valid order of a court or other governmental body or any political subdivision thereof, or to conduct preclinical or clinical trials, provided that, other than with respect to disclosure for protecting intellectual property rights, the receiving Party shall use reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed.

(c)
Use of Name. Except as authorized in this Agreement or otherwise required by applicable law, regulation or the rules of any securities exchange or other trading market on which such Party's securities are listed, neither Party shall use the name of the other Party in any publicity or advertising without the prior written approval of the other Party, except that either Party may disclose that it has entered into this Agreement.

(d)
Survival. The obligations set forth in this Section 13 shall survive any termination or expiration of this Agreement in perpetuity (with respect to trade secrets) and for a period of five years (with respect to all other data and information).

14.    Material Breach. If there is a: (i) material breach by a Party of this Agreement which cannot be cured; or (ii) material breach by a Party of this Agreement that can be cured and such Party has failed to take steps to begin to cure the breach within sixty days following written notice specifying the material breach by the Party affected by the breach or is not diligently pursuing a cure thereafter, or (iii) a Party is subject to a petition for relief under any bankruptcy legislation, or makes an assignment for the benefit of creditors, or is subject to the appointment of a receiver for all or substantially part of the Party's assets, and such petition, assignment or appointment, if involuntary, is not dismissed or vacated within ninety days, then an event of default shall be deemed to have occurred. Upon an event of default, the non-breaching Party shall have the right to exercise one or more of the following remedies upon written notice by the non-breaching Party to the breaching Party within thirty days of an event of default (if any) (assuming that the non-breaching Party has not already given such a notice upon the occurrence of a prior material, uncured breach by the breaching Party): (i) to seek monetary damages for such material breach within the limitations set forth in Section 15 hereof; (ii) to seek equitable relief to prevent such material breach from continuing or occurring again in the future; or (iii) if the event of default can be cured, to effect a cure and be reimbursed for the costs incurred.

15.    Limitation of Liability. Except for breaches of its confidentiality obligations hereunder and for violations of the other Party's intellectual property rights and for damages caused by a Party's gross negligence or intentional misconduct, in no event shall a Party be liable to the other Party for special, incidental, exemplary, consequential, or punitive damages, including, without limitation, damages resulting from loss of use, profits, business or goodwill, whether or not the Party allegedly causing the damage has been advised of the possibility thereof.

16.    Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 16):
If to Chembio:	Chembio Diagnostic Systems, Inc. 3661 Horseblock Road Medford, New York 11763 Facsimile: 631-924-2065 E-mail: admin@chembio.com Attention: John Sperzel, President and Chief Executive Officer
If to SDS:	StatSure Diagnostic Systems, Inc. 1333 East 9th Street Brooklyn, NY

17.    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

18.    Not Construed Against Drafter. The language of this Agreement shall not be interpreted in favor of or against any Party as the drafter of this Agreement.

19.    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

20.    Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and any documents to be delivered hereunder, the statements in the body of this Agreement will control.

21.    No Third-party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

22.    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Except as expressly permitted with respect to the licensed intellectual property rights, neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Any attempt to assign this Agreement in violation hereof shall be void ab initio. No assignment shall relieve the assigning Party of any of its obligations hereunder.

23.    Relationship of the Parties. This Agreement shall not constitute either Party the agent or legal representative of the other Party for any purpose whatsoever, and neither Party shall hold itself out as an agent of the other Party. This Agreement creates no relationship of joint venturers, partners, associates, employment, or principal and agent between the Parties and each of the Parties is acting as an independent contractor. Neither Party is granted herein any right or authority to, and shall not attempt to, assume or create any obligation or responsibility for or on behalf of the other Party. Neither Party shall have any authority to bind the other Party to any contract, whether of employment or otherwise, and each Party shall bear all of its respective expenses for its operations, including, without limitation, the compensation of its employees and salespersons and the maintenance of its offices, service and warehouse facilities. Each Party shall each be solely responsible for its own employees and salespersons and for their acts and the things done by them.

24.    Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto.

25.    Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

26.    Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

27.    Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in the city and county of New York, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

28.    Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

29.    Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

30.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

31.    Further Assurances.  Each Party hereto will, upon the request of any other Party and without further consideration, execute and deliver such other instruments, and take such other actions, as such other Party may reasonably request, and at the other Party's expense, to more effectively and efficiently carry out the covenants, licenses and agreements of the Parties set forth in this Agreement and consummate the transactions contemplated by this Agreement.  Without limitation of the foregoing, Chembio, as licensee of rights granted hereunder, shall have the right, at its sole cost and expense, to register, record and otherwise document such License in any country where there are any pending or issued Patent Rights resulting from the Intellectual Property Rights.  Chembio may require that SDS execute a "short form" License, in the form of Exhibit B hereto, in order to effect the foregoing registration, recording or other documentation in any such country, and may record such short form License, but no short form License shall in any way alter or otherwise affect the rights and obligations of the Parties hereunder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto, through their respective authorized officers, have executed this Agreement on the respective dates set forth below (the later of such dates is defined as the "Execution Date"):

CHEMBIO DIAGNOSTIC SYSTEMS, INC.	STATSURE DIAGNOSTIC SYSTEMS, INC.
By:________________________ Name: John Sperzel Title: President and Chief Executive Officer Dated:________________________	By: ________________________ Name: Title: Dated:________________________